Exhibit 10.1

AGREEMENT AND RELEASE

IT IS HEREBY AGREED by and between H. Marshal Ward (“Employee”) and Integral Systems, Inc. (“ISI”), for the good and sufficient consideration set forth below, as follows:

1. Effective as of February 4, 2011 (the “date of separation”), Employee hereby resigns his employment and all positions with ISI and its affiliates (including, for the avoidance of doubt, as Chief Operating Officer of ISI and any officer and board of director position with any ISI affiliate). Subject to Employee’s compliance with these conditions and the remaining provisions of this Agreement and Release, ISI for itself and its affiliates agrees:

(a) (i) to provide Employee with continuation of his base salary in effect as of the date of separation (which the parties agree is an annual rate of $300,000), minus applicable withholdings and deductions, for a period of twelve (12) months, with such payments occurring in installments on ISI’s regular payroll schedule, beginning with the first payroll date after the date of separation and continuing on each payroll date thereafter until full payment of $300,000 (less withholding), (ii) to pay any Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums for a period of twelve (12) months (or, if earlier, until COBRA coverage ends) commencing on the date of separation for coverage of Employee and Employee’s dependents if Employee (or, as applicable, Employee’s dependents) elects COBRA coverage, and (iii) promptly following the date of separation (but in no event after the date required by applicable law), to cash out Employee’s accrued vacation; and

(b) to pay the Employee a lump sum of $23,623 (less withholding) on the first payroll date following the date this Agreement and Release becomes irrevocable;

(c) effective as of the date of separation, to fully vest the ISI stock options granted to Employee on August 31, 2009 (total of 50,000 options) (the “Options”) and, notwithstanding any other contrary provision in any option grant agreement, to permit Employee to continue to exercise such Options until August 31, 2019; provided that the Options may be treated in the same manner as other ISI stock options in the event of a change in control transaction or similar event to the extent lawful; provided, further, that the Options shall terminate and be cancelled as of the close of business on August 31, 2019 if not exercised prior to such time, and Employee shall have no further rights with respect thereto in such event; and

(d) to pay to Employee an annual bonus for ISI’s 2011 fiscal year (minus applicable withholdings and deductions), in an amount equal to the annual bonus that the Employee would have earned for the 2011 fiscal year had he remained an employee of ISI (with such bonus determined in the same manner as the annual bonus for the 2011 fiscal year is determined for other named executive officers of ISI). Any such bonus shall be payable at the same time such bonuses are payable to other named executive officers of ISI.

Employee’s other benefits will be governed by applicable plan terms. For the avoidance of doubt, with the exception of COBRA continuation coverage and other benefits provided for herein, Employee shall not be eligible for benefits, except as otherwise provided by the terms of ISI’s applicable benefit plans and policies. (Employee may elect to continue health insurance coverage following the date of separation at Employee’s own expense, in accordance with the provisions of COBRA, regardless of whether Employee enters into this Agreement and Release.)

All stock options held by Employee and not referred to in (c) above shall be treated as specified in the applicable stock option plan and award agreement.

2. Employee acknowledges that, as of the date of Employee’s signing of this Agreement and Release, Employee has sustained no injury or illness related in any way to Employee’s employment with ISI for which a workers compensation claim has not already been filed.

3. In return for ISI’s agreement to provide Employee with the consideration referred to in Paragraph 1, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their assigns, successors and predecessors, hereby releases and forever discharges ISI and its parents, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “ISI Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Employee ever had, now has, or may have against the ISI Released Parties as of the date of Employee’s signing of this Agreement and Release. This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age

Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Maryland Civil Rights Law, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Employee’s employment with and by ISI. This release does not include claims that may not be released under applicable law and does not include any claims related to the obligations of ISI under this Agreement and Release or any claims relating to ISI’s fraud or willful gross misconduct.

ISI and its parents, subsidiaries, affiliates, attorneys, representatives, officers and agents, and its and their predecessors, successors and assigns, hereby release and forever discharges Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their assigns, successors and predecessors (collectively, the “Employee Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, ISI ever had, now has, or may have against the Employee Released Parties as of the date of ISI’s signing of this Agreement and Release (and, subject to Employee executing and not revoking the release in the form of Exhibit A, as of the date of separation). This release does not include claims that may not be released under applicable law and does not include any claims related to the obligations of Employee under this Agreement and Release or any claims relating to Employee’s fraud or willful gross misconduct.

4. Employee agrees not only to release and discharge the ISI Released Parties from any and all claims against the ISI Released Parties that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf. Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the ISI Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release. If Employee is asserted to be a member of a class in a case against any of the ISI Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the ISI Released Parties on matters occurring on or before Employee’s date of separation, except as required by law.

5. This Agreement and Release is not intended to interfere with Employee’s exercise of any protected, nonwaivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement and Release, however, Employee acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys’ fees, to which Employee might be entitled or which may be claimed by Employee or on Employee’s behalf against the ISI Released Parties and Employee is forever discharging the ISI Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release.

6. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the ISI Released Parties or the Employee Released Parties of any liability or unlawful conduct whatsoever. The parties hereto agree and understand that the consideration set forth in Paragraph 1 is in excess of that which ISI is obligated to provide to Employee, and that it is provided solely in consideration of Employee’s execution of this Agreement and Release. ISI and Employee agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Employee in Paragraphs 3, 4 and 5, and for Employee’s other promises herein.

7. All requests for references directed to ISI’s Human Resources Department will confirm Employee’s job title, dates of employment and Employee’s salary only. ISI will refrain, and will take reasonable efforts to prevent members of its board of directors, executive officers and managerial personnel to refrain, from making any disparaging remarks about Employee. Similarly, Employee shall refrain from making any disparaging remarks about ISI or the businesses, services, products, stockholders, officers, directors or other personnel of ISI or any of its affiliates.

8. With respect to acts occurring through the date of separation, ISI agrees to indemnify and hold Employee harmless (including the advancement of fees and expenses) to the fullest extent permitted by law and/or under the bylaws and charter of ISI against and in respect of any and all actions, suits proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys fees), losses, penalties, and damages resulting from Employee’s performance of his duties and obligations with ISI through the date of separation. In addition, ISI agrees to cause any insurance policy it maintains to provide for the indemnification of officers and directors to continue to cover Employee.

9. Employee’s covenants in Section 5.1 of the Employment Agreement dated as of August 31, 2009, as amended (the “Employment Agreement”), and ISI’s rights and remedies pursuant to Section 5.2 of the Employment Agreement, shall continue to apply pursuant to their terms. In addition, Employee shall continue to comply with the provisions of the Confidentiality Agreement dated as of September 5, 2009 (the “Confidentiality Agreement”).

10. Each party agrees to reasonably cooperate with the other in connection with the transition of Employee’s position.

11. Each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

12. This Agreement and Release contains the full agreement of the parties and may not be modified, altered, changed or terminated except upon the express prior written consent of ISI and Employee or their authorized agents. It expressly supersedes all prior agreements and understandings between the parties with respect to its subject matter, including but not limited to the Employment Agreement (other than the covenants applicable to Employee in Section 5.1 thereunder and ISI’s rights and remedies under Section 5.2 thereunder, and the procedures in Section 6 of the Employment Agreement as described in paragraph 15 hereof), but excluding the Confidentiality Agreement. Additionally, the terms and conditions of the Options shall continue to be governed by the applicable stock option plan and grant agreement, except to the extent specifically modified above. The parties confirm that they agree that the payments and benefits provided for herein do not constitute deferred compensation subject to Section 409A of the Internal Revenue Code, and ISI shall not take a contrary position with any taxing authority.

13. Employee acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Employee without reliance upon any statement or representation by ISI except as set forth herein; (c) Employee is legally competent to execute this Agreement and Release and to accept full responsibility therefore; (d) Employee has used all or as much of a twenty-one (21) day period as Employee deemed necessary to consider fully this Agreement and Release and, if Employee has not used the entire twenty-one (21) day period, Employee waives that period not used; (e) Employee has read and fully understands the meaning of each provision of this Agreement and Release; (f) ISI has advised Employee to consult with an attorney concerning this Agreement and Release; (g) Employee freely and voluntarily enters into this Agreement and Release; and (h) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

14. This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Employee (the “Effective Date”) unless Employee revokes it by so advising ISI in writing received by R. Miller Adams, General Counsel, at ISI’s offices at 6721 Columbia Gateway Drive, Columbia, Maryland 21046 before the end of the seventh (7th) day after its execution by Employee.

15. ISI and Employee agree that any dispute arising under or relating in any way to this Agreement and Release will be resolved pursuant to arbitration under the procedures in Section 6 of the Employment Agreement (except to the extent Section 5.2 of the Employment Agreement applies).

16. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

17. The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

18. The provisions of this agreement are severable. Should any provision herein be declared invalid by a court or arbitrator of competent jurisdiction, the remainder of the agreement will continue in force, and the parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

19. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

20. This Agreement and Release shall be binding upon and inure to the parties’ respective successors, assigns, heirs and personal representatives.

IN WITNESS WHEREOF, the parties have hereunto set their hands.

/s/ H. Marshal Ward	/s/ R. Miller Adams
H. Marshal Ward	For Integral Systems, Inc.

3/2/11	3/2/11
Date	Date